                                                                    EXHIBIT 23.2


              Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 2, 1996, with respect to the financial statements of Medalist Industries, Inc. for the year ended December 31, 1995, included in the Proxy Statement of Medalist Industries, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Illinois Tool Works Inc. for the registration of 1,230,175 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 1996, with respect to the financial statements and schedule of Medalist Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.





Milwaukee, Wisconsin                                          ERNST & YOUNG LLP
April 18, 1996